FOR IMMEDIATE RELEASE
For: Moore-Handley, Inc.                                                                                                                  Contact: Carol Temple
P. O. Box 2607                                                                                                                                                      (205) 663-8316
Birmingham, Alabama 35202

Moore Handley, Inc. Reports Operating Results for the Quarter Ended March 31, 2003

BIRMINGHAM, AL....... May 1, 2003 - Moore-Handley, Inc. (NASDAQ-MHCO), a Birmingham, AL distributor of hardware and home center products reported net income of 9 cents per diluted share for the quarter ended March 31, 2003 compared to net income of 16 cents per diluted share for the same quarter last year.

Sales of $40.2 million were up $1.0 million or 2.6% over the same quarter last year, but net income was down mainly due to a reduction in gross profit and slightly higher selling and administrative expense related to the company's expansion into new markets.

Moore-Handley, Inc.
Summary Statements of Operations
(UNAUDITED)

	Quarter Ended
	March 31

	2003	2002

Sales	$ 40,265,000	$ 39,238,000

Cost of merchandise sold	34,192,000	33,123,000
Warehouse and delivery expense	2,378,000	2,317,000
Cost of sales	36,570,000	35,440,000

Gross profit	3,695,000	3,798,000
Selling and administrative expense	3,201,000	3,132,000
Operating income (loss)	494,000	666,000
Interest expense, net	229,000	201,000
Income (loss) before income tax	265,000	465,000
Income tax	98,000	171,000
Net income (loss)	$ 167,000	$ 294,000

Net income (loss) per share	$ 0.09	$ 0.16

Weighted average diluted common
shares outstanding	1,911,000	1,896,000

5/1/2003
END